Exhibit 99.1

GOODRICH PETROLEUM CORPORATION

Introduction to the Unaudited Pro Forma Condensed Consolidated Statement of Operations

The following unaudited pro forma financial information is presented to illustrate the effect of Goodrich Petroleum Corporation’s (the “Company”) December 30, 2010 sale of non-core properties in the East Texas and Northwest Louisiana operating area on its historical operating results. The unaudited pro forma statement of operations for the year ended December 31, 2010 is based on the historical financial statements of the Company for such period after giving effect to the transaction as if it had occurred on January 1, 2010. The unaudited pro forma financial information should be read in conjunction with the Company’s historical consolidated financial statements and notes thereto contained in the Company’s 2010 Annual Report on Form 10-K, filed on February 22, 2011.

The preparation of the unaudited pro forma consolidated financial information is based on financial statements prepared in accordance with accounting principles generally accepted in the United States of America. These principles require the use of estimates that affect the reported amounts of assets, liabilities, revenues and expenses. Actual results could differ from those estimates.

The unaudited pro forma consolidated financial information is provided for illustrative purposes only and does not purport to represent what the actual results of operations of the Company would have been had the transactions occurred on the date assumed, nor is it necessarily indicative of the Company’s future operating results. However, the pro forma adjustments reflected in the accompanying unaudited pro forma consolidated financial information reflect estimates and assumptions that the Company’s management believes to be reasonable.

GOODRICH PETROLEUM CORPORATION AND SUBSIDIARY

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

For the Year Ended December 31, 2010

(In Thousands, Except Per Share Amounts)

	As Reported	Adjustments		As Adjusted
TOTAL REVENUES	$148,333	$(23,909	)(1)	$124,424
OPERATING EXPENSES:
Lease operating expense	26,306	(9,364	)(1)	16,942
Production and other taxes	3,627	(221	)(1)	3,406
Transportation	9,856	(1,841	)(1)	8,015
Depreciation, depletion and amortization	105,913	(11,968	)(2)	93,945
Exploration	10,152	(506	)(1)	9,646
Impairment of oil and gas properties	234,887	(16,028	)(3)	218,859
General and administrative	30,918			30,918
Loss on sale of assets	2,824	(2,824	)(4)	—
Other	4,268	—		4,268

	428,751	(42,752)		385,999

Operating income (loss)	(280,418)	18,843		(261,575)

OTHER INCOME (EXPENSE):
Interest expense	(37,179)	—		(37,179)
Interest income	117	—		117
Gain (loss) on derivatives not designated as hedges	55,275	—		55,275

	18,213	—		18,213

Income (loss) from before income taxes	(262,205)	18,843		(243,362)
Income tax (expense) benefit	85	(6,595	)(5)	(6,510)

Net income (loss)	(262,120)	12,248		(249,872)
Preferred stock dividends	6,047	—		6,047

Income (loss) applicable to common stock	$(268,167)	$12,248		$(255,919)

PER COMMON SHARE
Net Income (loss) applicable to common stock - basic	$(7.47)			$(7.12)
Net Income (loss) applicable to common stock - diluted	$(7.47)			$(7.12)
Weighted average common shares outstanding - basic	35,921			35,921
Weighted average common shares outstanding - diluted	35,921			35,921

Notes:

(1)	To eliminate the revenues and direct operating expense for assets sold.
(2)	To adjust historical depletion expense on oil and gas properties as if the sale of assets had occurred on January 1, 2010.
(3)	To eliminate impairment associated with assets sold.
(4)	To eliminate loss on the assets sold.
(5)	To adjust income tax effect at the federal statutory rate of 35%.